DOMINION RESOURCES, INC.
                        SUBSIDIARIES OF THE REGISTRANT

                              JURISDICTION OF          NAME UNDER WHICH
NAME                          INCORPORATION          BUSINESS IS CONDUCTED


                                                     Virgina Power in Virginia
Virginia Electric and                                and North Carolina Power
 Power Company                  Virginia             in North Carolina

Dominion Energy, Inc.           Virginia             Dominion Energy, Inc.
Dominion Capital, Inc.          Virginia             Dominion Capital, Inc.